As filed with the Securities and Exchange Commission on September 29, 2014

Registration No. 333-197718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSFIRST INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	26-2188919
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, New York 11788

Telephone: (631) 840-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Shlonsky

Chief Executive Officer

1393 Veterans Memorial Highway, Suite 307S

Hauppauge, New York 11788

Telephone: (631) 840-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl P. Marcellino Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Telephone: (212) 596-9000	Andrew Rueff Chief Administrative Officer, Senior Vice President of Corporate Development and Secretary of the Board 5400 LBJ Freeway, Suite 900 Dallas, Texas 75240 Telephone: (214) 453-7700	Paul D. Tropp Freshfields Bruckhaus Deringer LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 277-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197718) of TransFirst Inc. is filed for the purpose of adding an exhibit to such Registration Statement and amending the Exhibit Index, which is incorporated by reference by “Part II — Item 16. Exhibits and financial statement schedules”.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the listing fee.

Item	Amount to be paid
SEC registration fee		$12,880
FINRA filing fee		$15,500
Stock exchange listing fee *	$
Blue sky fees and expenses *	$
Printing and engraving expenses *	$
Legal fees and expenses *	$
Accounting fees and expenses *	$
Transfer Agent fees and expenses *	$
Miscellaneous expenses *	$
Total	$

*	To be completed by amendment.

Item 14. Indemnification of directors and officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, enables a corporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. Our certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the certificate of incorporation, are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

We also will enter into indemnification agreements with certain of our directors and officers. Such agreements generally provide for indemnification by reason of being our director or officer, as the case may be. These agreements are in addition to the indemnification provided by our certificate of incorporation and bylaws.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Please refer to the form of underwriting agreement filed as Exhibit 1.1 hereto.

We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 15. Recent sales of unregistered securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

Since July 1, 2011, we issued an aggregate of 3,463,101 options of our common stock to employees at exercise prices ranging between $1.62 and $3.12 and sold, upon the exercise of stock options granted under the Amended and Restated TransFirst Group Holdings, Inc. Employee Incentive Plan dated November 8, 2011, an aggregate of 125,751 shares of our common stock to employees at exercise prices ranging between $1.06 and $2.88. Of these, none has been repurchased by the Company; however, 338,245 options are no longer outstanding due to forfeiture by former employees. Option grants and the issuances of common stock upon exercise of such options were exempt pursuant to Rule 701 and Section 4(a)(2) of the Securities Act.

On August 19, 2011, we issued and sold an aggregate of 382,680 shares of our common stock and 234,604 shares of our Participating Preferred Stock to certain of our stockholders who are affiliates of WCAS, the proceeds of which were used to fund, in part, the acquisition of Solveras, Inc. The value of these shares was approximately $5 million in the aggregate. This issuance of common stock was exempt pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and financial statement schedules

(a) Exhibits

See Exhibit Index following the signature page.

(b) Financial statement schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, New York on September 29, 2014.

TRANSFIRST INC.
By:	/s/ John Shlonsky
Name:	John Shlonsky
Title:	Chief Executive Officer

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Shlonsky	Chief Executive Officer, Director (Principal Executive Officer)	September 29, 2014
John Shlonsky

*	Chief Financial Officer, (Principal Financial and Accounting Officer)	September 29, 2014
Mark Travis

*	Director, Non-Executive Chairman	September 29, 2014
Anthony J. de Nicola

*	Director	September 29, 2014
Eric J. Lee

*	Director	September 29, 2014
Kenneth Jensen

*	Director	September 29, 2014
Ryan Harper

*/s/ Andrew Rueff
Name:	Andrew Rueff
Title:	Attorney-in-Fact

Exhibit number	Exhibit Title

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation of TransFirst Inc.

3.2*	Amended and Restated Bylaws of TransFirst Inc.

4.1*	Registration Rights Agreement, dated June 15, 2007, among TransFirst Inc., Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P. and the other investors party thereto

4.2**	Senior Note, dated June 15, 2007, between TransFirst Parent Corp., as Issuer, and WCAS Capital Partners IV, L.P., as Holder

4.3**	Securities Purchase Agreement, dated June 15, 2007, among TransFirst Inc., TransFirst Parent Corp. and WCAS Capital Partners IV, L.P.

4.4**	Amendment No. 1 to the Securities Purchase Agreement, dated December 27, 2012, among TransFirst Inc., TransFirst Parent Corp. and WCAS Capital Partners IV, L.P.

4.5**	Amendment No. 2 to the Securities Purchase Agreement, dated February 12, 2013, among TransFirst Inc., TransFirst Parent Corp. and WCAS Capital Partners IV, L.P.

5.1*	Opinion of Ropes & Gray LLP

10.1**	First Lien Credit Agreement governing our first lien credit facilities, dated December 27, 2012, among TransFirst Holdings, Inc., as Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, GE Capital Markets, Inc. and Deutsche Bank Securities Inc. as Joint Lead Arrangers and Joint Bookrunners, General Electric Capital Corporation as Administrative Agent, First Lien Collateral Agent, Swingline Lender and L/C Issuer, Bank of America, N.A. as Syndication Agent and Documentation Agent, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, and Wells Fargo Securities, LLC, as Joint Bookrunners and Documentation Agents, and the lenders party thereto

10.2**	Amendment No. 1 to the First Lien Credit Agreement, dated as of April 30, 2013, among TransFirst Holdings, Inc., TransFirst Parent Corp, General Electric Capital Corporation, and the lenders party thereto

10.3**	Amendment No. 2 to the First Lien Credit Agreement, dated as of March 26, 2014, among TransFirst Holdings, Inc., TransFirst Parent Corp, General Electric Capital Corporation, and the lenders party thereto

10.4**	Amendment No. 3 to the First Lien Credit Agreement, dated as of August 8, 2014 among TransFirst Holdings, Inc., TransFirst Parent Corp, General Electric Capital Corporation, and the lenders party thereto

10.5**	Second Lien Credit Agreement governing our second lien term loan facility, dated December 27, 2012, among TransFirst Holdings, Inc., as Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, GE Capital Markets, Inc. and Deutsche Bank Securities Inc. as Joint Lead Arrangers and Joint Bookrunners, General Electric Capital Corporation as Administrative Agent and Second Lien Collateral Agent, Bank of America, N.A. as Syndication Agent and Documentation Agent, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, and Wells Fargo Securities, LLC, as Joint Bookrunners and Documentation Agents, and the lenders party thereto

10.6**	Amendment No. 1 to the Second Lien Credit Agreement, dated as of March 26, 2014, among TransFirst Holdings, Inc., TransFirst Parent Corp, General Electric Capital Corporation and the lenders party thereto

10.7**	Amendment No. 2 to the Second Lien Credit Agreement, dated as of August 8, 2014, among TransFirst Holdings, Inc., TransFirst Parent Corp, General Electric Capital Corporation and the lenders party thereto

Exhibit number	Exhibit Title

10.8**	First/Second Lien Intercreditor Agreement, dated December 27, 2012 among General Electric Capital Corporation, in its capacities as first lien agent and second lien agent, TransFirst Holdings, Inc., and the obligors party thereto

10.9**	Amendment No. 1 to the First/Second Lien Intercredit Agreement, dated August 8, 2014, among General Electric Capital Corporation, in its capacities as first lien agent and second lien agent, TransFirst Holdings Inc., and the obligors party thereto

10.10**	First Lien Guarantee Agreement dated December 27, 2012 among TransFirst Holdings, Inc., the Guarantors party thereto, and General Electric Capital Corporation

10.11**	Second Lien Guarantee Agreement dated December 27, 2012 among TransFirst Holdings, Inc., the Guarantors party thereto, and General Electric Capital Corporation

10.12**	Stock Subscription and Exchange Agreement, dated June 15, 2007 among TransFirst Inc., Welsh, Carson, Anderson & Stowe X, L.P., and the other purchasers party thereto

10.13†**	Amended and Restated Merchant Financial Services Agreement between Wells Fargo Bank, NA, and TransFirst Holdings Inc., dated September 16, 2014

10.14†	Clearing and Settlement Services Agreement between TransFirst Holdings, Inc. and Columbus Bank and Trust Company, dated July 23, 2004, and amendments and exhibits thereto

10.15†**	Processing Services Agreement between TransFirst Holdings, Inc. and TSYS Acquiring Solutions, L.C.C., dated April 17, 2012, and amendments and exhibits thereto

10.16*+	Form of Director and Officer Indemnification Agreement

10.17*+	Amended and Restated TransFirst Inc. Employee Incentive Plan

10.18*+	Cash Bonus Plan

10.19*+	Form of Nonstatutory Stock Option Award under the 2011 Equity Plan

10.20*+	Form of Amended and Restated Restricted Stock Award Agreement under the 2011 Equity Plan

10.21*+	Employment Agreement between TransFirst Inc. and John Shlonsky dated June 15, 2007, as subsequently amended effective as of January 1, 2009

10.22*+	Employment Agreement between TransFirst Inc. and Mark Travis dated June 15, 2007, as subsequently amended effective as of January 1, 2009

10.23*+	Employment Agreement between TransFirst Inc. and Andrew Rueff dated June 15, 2007, as subsequently amended effective as of January 1, 2009

21.1**	Subsidiaries of the registrant

23.1**	Consent of Ernst & Young, LLP Independent Registered Public Accountant

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature pages to the Registration Statement filed on July 30, 2014)

*	To be filed by amendment
**	Previously filed
+	Management contract or compensatory plan or arrangement
†	Confidential treatment requested as to certain portions, which portions have been provided separately to the Securities and Exchange Commission